Exhibit 21.1
LIST OF SUBSIDIARIES

Name of Subsidiary	Jurisdiction of Formation	Effective Ownership
Orion Administrative Services, Inc.	Texas	Orion Marine Group, Inc. — 100%

OCLP, LLC	Nevada	Orion Marine Group, Inc. — 100%

OCGP, LLC	Texas	OCLP, LLC — 100%

Orion Construction LP	Texas	OCLP, LLC — 99%
OCGP, LLC — 1%

Misener Marine Construction, Inc.	Florida	Orion Construction LP — 100%

KFMSLP, LLC	Nevada	Orion Construction LP — 100%

KFMSGP, LLC	Texas	KFMSLP, LLC — 100%

King Fisher Marine Service LP	Texas	KFMSLP, LLC — 99%
KFMSGP, LLC — 1%

F. Miller Construction, LLC	Louisiana	Orion Marine Group, Inc. — 100%